Exhibit 15





                     REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Hannaford Bros. Co.:

We have reviewed the accompanying consolidated balance sheet of Hannaford Bros. Co. and subsidiaries as of July 2, 1994, and the related consolidated statements of earnings and cash flows for the three-month and six-month periods ended July 2, 1994 and July 3, 1993. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.





Portland, Maine                                s/Coopers & Lybrand
July 20, 1994, except as to
the information included in
Note 2, for which the date
is July 26, 1994